Exhibit 99.4

CONSENT OF DIRECTOR NOMINEE

In connection with the filing by Lakeview Acquisition Corporation (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

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/s/ Mari Somer Saour Hatano
Name:	Mari Somer Saour Hatano
Date:	May 6, 2021

[Signature Page to Director Consent]